Exhibit 16.1

WEAVER & MARTIN

October 5, 2007

Audit Committee
NuTech Digital, Inc.
Attn: Richard Greenberg

Dear Audit Committee Members:

Effective October 5, 2007, we will cease our services as your auditor of record. We have reached this decision reluctantly and after substantial deliberation. There have been no disagreement between our firm and Nutech regarding accounting issues in the past or currently.

As a result of our resignation, and as required by Item 4.01(a) of Form 8-K, "Changes in Registrants's Certifying Accountant," Nutech will have to file a Form 8-K with the SEC disclosing the matters specified in Item 304(a)(1) of Regs. S-K and S-B.

We wish to remind you that you have unpaid invoices totaling $2,850 for services provided on the second quarter 10-Q filing.

We wish you luck with your future endeavors.

Very truly yours,
Weaver & Martin, L.L.C.

John J. Samyn, CPA
For the firm

Certified Public Accountants & Consultants
411 Valentine, Suite 300
Kansas City, Missouri 64111
Phone: (816) 756-5525
Fax: (816) 756-2252